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                               EXHIBIT (4)(a)(iii)

                           Qualified Plan Endorsement

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                     THE LIFE INSURANCE COMPANY OF VIRGINIA
                           QUALIFIED PLAN ENDORSEMENT
-----------------------------------------------

All provisions of the policy or contract ("Contract") to which this Endorsement is attached shall be interpreted in accordance with the applicable requirements of Section 401(a) of the Internal Revenue Code and the applicable regulations (the "Code"). References to Income Payments include Survivor Income Payments, where applicable. Notwithstanding any provision contained therein to the contrary, the Contract to which this Endorsement is attached is amended as follows:

Article 1 - Owner and Annuitant

The Contract is issued to a custodian or trustee of a qualified retirement plan under Section 401(a) of the Code maintained on behalf of the Participants for whom the Contract is purchased. Such custodian or trustee must be the Owner and the Beneficiary.

The term "Participant" as used in this Endorsement shall mean the individual employee for whose benefit the employer established the plan. The Annuitant shall be the Participant and, except as otherwise provided under the Code and applicable regulations, the Annuitant cannot be changed.

The Owner shall not distribute the Contract to the Annuitant until a distributable event under the plan, for which the Contract is purchased, occurs. If the Contract is distributed by the Owner to the Participant, (1) the Participant becomes the Owner, (2) the provisions below apply to such Owner, and
(3) a Beneficiary may be designated by such Owner (or, in the absence of such a designation, the Owner's estate shall be the Beneficiary), subject to the provisions below.

Article 2 - Joint Annuitant

The Joint Annuitant, if one is named, must be either the Participant's spouse or an individual who is not more than 10 years younger than the Participant. All payments made under a joint and survivor Income Payment Plan after the Participant's death while the Joint Annuitant is alive must be made to the Joint Annuitant.

Article 3 - Nontransferable

Ownership of this Contract may not be transferred except: (1) to the Participant, (2) to a trustee or successor trustee of a retirement plan qualified under Section 401(a) of the Code; or (3) as otherwise permitted by applicable regulations.

If the Contract is distributed to the Participant, thereafter the Contract is nontransferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose other than to the Company. Income Payments under the Contract cannot be surrendered, commuted, assigned, encumbered or anticipated in any way, except to the extent required by a qualified domestic relations order as defined in Section 414(p) of the Code.

Article 4 - Unisex Rates

Income Payments will be based on unisex rates.

Article 5 - Required Beginning Date

The Participant's entire interest in this Contract shall be distributed as required by Section 401(a)(9) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.


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Except as otherwise provided by law, the term "required  beginning date" as used in this Endorsement means April 1 of the calendar year following the later of the calendar year in which (1) the Participant attains age 70 1/2, or (2) the Participant retires. However, the required beginning date means April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 for a Participant who (1) is a 5-percent owner (as defined in Section 416 of the Code) with respect to the plan year ending in the calendar year in which the Participant attains age 70 1/2; and (2) is not in a governmental plan or church plan (as defined in Section 401(a)(9)(C) of the Code).

The requirements of Articles 5, 6, and 8 of this Endorsement do not apply with respect to a benefit to which a proper designation is in effect under section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act of 1982.

Article 6 - Distributions During Participant's Life

Unless otherwise provided under applicable law, the Participant's entire interest shall be distributed, or commence to be distributed, no later than the required beginning date, over (a) the life of the Participant, or the lives of the Participant, or the lives of the Participant and his or her designated beneficiary (within the meaning of Section 401(a)(9) of the Code), or (b) if permitted by the Company, a period not extending beyond the life expectancy of the Participant, or the joint and last survivor expectancy of the Participant and his or her designated beneficiary.

If the Participant's interest is to be distributed over a period greater than one year, then the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be made in accordance with the requirements of Section 401(a)(9) of the Code, and the regulations thereunder, including the incidental death benefit requirements of
Section 401(a)(9)(G) of the Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Article 7 - Death Benefit

If, in the event of the Participant's death prior to the Annuity Commencement Date, the Death Benefit is not paid to the trustee of a retirement plan qualified under Section 401(a) of the Code, it shall be paid to:

(a) the surviving spouse of the Participant as a Qualified Preretirement Survivor Annuity (within the meaning of Section 417 of the Code), unless the spouse has consented to the designation of someone else as beneficiary, or elects otherwise and such designation is permitted under applicable law, and such consent or election is made in accordance with the requirements of Section 417 of the Code and regulations promulgated thereunder; or

(b) if there is no surviving spouse, or if the surviving spouse has consented in the manner required by Section 417 of the Code, or to the extent regulations under Section 417 otherwise permit, to the beneficiary under the Contract.

The "Death Benefit" section of the Contract is amended by inserting at the end thereof the following: "If the Owner is a custodian or trustee of a qualified retirement plan under Sections 401(a) of the Code, the death of the Annuitant (but not of any Joint Annuitant) is treated as the death of an Owner."

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Article 8 - Distributions After Participant's Death

Unless otherwise permitted under applicable law, if the Participant dies on or after the required beginning date (or if distributions have begun before the required beginning date as irrevocable annuity payments), any remaining portion of the Participant's interest shall be distributed at least as rapidly as under the method of distribution in effect as of the Participant's death.

Unless otherwise permitted under applicable law, if the Participant dies before the required beginning date and an irrevocable annuity distribution has not begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death, except that:

(a) if the interest is payable to an individual who is the Participant's designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or, if permitted by the Company, over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died; or

(b) if the designated beneficiary is the Participant's surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or, if permitted by the Company, over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

(i) December 31 of the calendar year immediately following the calendar year in which the Participant died, and

(ii) December 31 of the calendar year in which the Participant would have attained age 70 1/2.

       If the surviving spouse dies before distributions begin, the limitations of this Article 8 (without regard to this paragraph (b) will be applied as if the surviving spouse were the Participant.

       An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Participant's death or the date distributions are required to begin pursuant to this paragraph (b). If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

Distributions  under  this  Article  8 are  considered  to  have  begun  if  the distributions are made on account of the Participant reaching his or her Required Beginning Date or, if prior to the Required Beginning Date, distributions irrevocable commence to a Participant over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

Article 9 - Life Expectancy Calculations

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

Life expectancies shall be recalculated annually provided that annual recalculation is permitted, the Participant (or for purposes of distributions beginning after the Participant's death, the Participant's surviving spouse) elects at the time distributions are to begin that life expectancies are to be recalculated annually, and we consent. Such an election shall be irrevocable as to the Participant (or the Participant's surviving spouse), and shall apply to all subsequent years.


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The life  expectancy of a non-spouse  beneficiary may not be  recalculated,  and shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year in which life expectancy was first calculated.

Article 10 - Income Payments

All  Income  Payments  under the  Contract  must meet the  requirements  of Code
Section 401(a)(9) and applicable regulations, including the requirement that payments to persons other than the Participant are incidental. The provisions of this Endorsement reflecting the requirements of Section 401(a)(9) of the Code override any Income Payment provision inconsistent with such requirements.

Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

A Participant who is married must have the consent of his or her spouse in order to choose annuity payments other than a Qualified Joint and Survivor Annuity (within the meaning of Section 417 of the Code). The form of the spouse's consent must satisfy Section 417 of the Code (and applicable regulations). An unmarried Participant will be deemed to have elected a life annuity unless he or she makes a different election in the manner required under Section 417 of the Code.

If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the shorter of (1) the Participant's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Participant and the Joint Annuitant, and (2) the applicable maximum period under Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Article 11 - Elections and Consents

Elections and consents made pursuant to the Contract and this Endorsement may be made and revoked only in the form, time, and manner prescribed in Section 417 of the Code (and applicable regulations).

Article 12 - Direct Rollovers

A distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

A distributee, within the meaning of this Article 12, includes a Participant. In addition, the Participant's surviving spouse and the Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint and last survivor expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).



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An eligible  retirement plan is an individual  retirement  account  described in
Section  408(a) of the Code,  an  individual  retirement  annuity  described  in
Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

A direct rollover is a payment by the plan administrator or the Company to the eligible retirement plan specified by the distributee.

This Article 12 applies to all eligible rollover distributions made after December 31, 1992.

Article 13 - Plan Provisions

The terms of the Contract and this Endorsement are subject to the provisions of any plan under which the Contract and Endorsement are issued.

No amount may be paid from the Contract in a lump sum unless such payment is allowed under both the retirement plan for which the Contract is purchased and the Code and related regulations.

Article 14 - Code Requirements

The provisions of this Endorsement are intended to comply with the requirements of the Code, as amended, and any regulations relating to the Contract under
Section 401(a) of the Code. The Company reserves the right to amend the Contract and this Endorsement from time to time, without the Owner's consent, when such amendment is necessary to assure continued qualification of this Contract under
Section 401(a) of the Code (and any successor provisions) as in effect from time to time.


For THE LIFE INSURANCE COMPANY OF VIRGINIA




President


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